Exhibit 10.2

November 23, 2009

Via Hand Delivery

Mark S. Flynn, Esq.

Corporate Secretary

iBasis, Inc.

20 Second Avenue

Burlington, MA  01803

Re:          Resignation

Dear Mark:

I understand that KPN B.V. (“KPN”) and iBasis, Inc. (the “Company”) are concurrently herewith entering into a settlement agreement (the “Settlement Agreement”) pursuant to which, among other things, (i) KPN has agreed to increase its tender offer to $3.00 per share to purchase all of the outstanding shares of common stock of the Company that KPN and its affiliates do not already own (the “KPN Offer”), and (ii) the Special Committee has agreed to recommend that the shareholders accept the KPN Offer.  If at any time following the consummation of the KPN Offer, KPN owns 90% or more of the outstanding shares of the common stock of the Company, KPN intends to execute a short form merger (the “Merger”) and eliminate the Company’s remaining shareholders, such that the Company becomes a wholly-owned subsidiary of KPN.

KPN has represented to me, and KPN hereby acknowledges, that, upon the Acceptance Date (as defined in the Settlement Agreement), my duties will be materially diminished or I will be assigned duties inconsistent with my current position as Chief Executive Officer and President of the Company.  KPN has acknowledged that (i) such actions will constitute “Good Reason” for the termination of my employment pursuant to my Severance and Change of Control Agreement (the “Agreement”), (ii) it does not intend to cure, or to cause the Company to cure, its actions constituting Good Reason, (iii) it will waive, and will cause the Company to waive, the requirement under Section 7(J) of the Agreement that I provide 45 days’ prior, written notice of my resignation for Good Reason (the “Notice Period”), and (iv) it will cause the Company to pay me my Base Salary for the Notice Period in lieu of notice.  In reliance on these representations, I hereby give notice as of the date written above that I resign from all positions with the Company and its subsidiaries, effective upon the Acceptance Date (the “Termination Date”).

The Company hereby agrees that it will, and KPN confirms that it will cause the Company to, provide me the following payments and benefits pursuant to Section 1(C) of the Agreement in connection with my resignation on the Termination Date:  (i) continue my Base Salary for a 24-month period from the Termination Date; (ii) pay to me my Pro-Rata Annual Bonus and two times the full amount of my Target Annual Bonus for 2009, in a lump-sum amount within 30 days of the Termination Date; (iii) accelerating the vesting, and permit me the right to exercise each of my outstanding Stock Options for the shorter period provided under the applicable Stock Plan or the 90 day period following the Termination Date; (iv) pay me any Restricted Stock that would have vested within the 90 day period following the Termination Date; and (v) upon my election, continue to pay for the employer-paid portion of the premiums for my health and welfare benefits for a 24-month period from the Termination Date.1  In addition, the Company hereby agrees that it will, and KPN confirms that it will cause the Company to, vest any Stock Options that would otherwise remain unvested under the Agreement as of the Termination Date and allow me to exercise each of those Stock Options within 90 days following the Termination Date.  I understand that I will be required to execute a release of claims pursuant to Section 6(B) of the Agreement in order to receive these payments and benefits.

Very truly yours,

/s/ Ofer Gneezy

Ofer Gneezy

AGREED AND ACKNOWLEDGED:

/s/ Mark S. Flynn
For the Company

/s/ Ad J. Scheepbouwer
For KPN

1 Capitalized terms not otherwise defined in this letter have the meaning ascribed to them in my Agreement.